Exhibit (a)(1)(E)






FOR IMMEDIATE RELEASE                            Contact: Andrew Graham
                                                          Corporate Counsel
                                                          agraham@z-tel.com
                                                          (813) 233-4567



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                       Z-TEL TECHNOLOGIES, INC. ANNOUNCES
                   RESULTS OF SPECIAL MEETING OF STOCKHOLDERS

TAMPA, Fl. (November 19, 2004) -- Z-Tel Technologies, Inc. (Nasdaq/SC: ZTELC), parent company of Z-Tel Communications, Inc., a leading provider of enhanced wireline and broadband telecommunications services, announced today that its stockholders, at a special meeting of its stockholders held today, approved its previously announced exchange offer (the "Exchange Offer") of its common stock for all of its outstanding classes and shares of preferred stock and related transactions described below. The Exchange Offer is scheduled to expire on November 29, 2004 and the Exchange Offer related transactions will be effective as of the close of business on November 29, 2004.

     Z-Tel's stockholders also approved the following related transactions at the special meeting, subject to the consummation of the Exchange Offer: (a) an amendment and restatement of its charter to, among other things, (i) to effect a reverse stock split of Z-Tel's common stock with the ratio determined by Z-Tel's board of directors; (ii) subject to all of the Series G or D preferred stock being exchanged in the Exchange Offer, eliminate each such fully tendered series following its Exchange Offer; (iii) in the case that all of either the Series G or Series D is not exchanged, eliminate certain restrictive provisions with respect to each such series and (iv) eliminate the Series E preferred stock following the Exchange Offer and (b) the adoption of a new management equity incentive plan and reservation of shares for issuance thereunder representing 8% of the fully diluted common stock of Z-Tel, after giving effect to the reverse stock split. Z-Tel's stockholders also approved an amendment to its charter to change its name to Trinsic, Inc., which will be effective as of January 3, 2005. In connection with the name change, Z-Tel will change its trading symbol to TRIN effective as of the close of business on January 3, 2005.

     The board of directors of Z-Tel has determined that the reverse stock split ratio referred to in the proceeding paragraph will be 5 for 1, and that the record date for the reverse stock split be as of the close of business on November 29, 2004, which will be the effective time of the reverse stock split, subject to the consummation of the Exchange Offer. Z-Tel expects to begin trading on a post reverse split basis on November 30, 2004.

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Z-Tel Technologies, Inc. Announces Results of Special Meeting of Stockholders
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November 19, 2004
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About Z-Tel

     Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers' communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," and "projects" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Z-Tel's business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.


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